Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Post-Effective Amendment No. 2 to the Registration Statement (Form F-1 No. 333-212432) and related prospectus of Cellect Biotechnology Ltd. (formerly: Cellect Biomed Ltd.) and to the incorporation by reference therein of our report dated March 22, 2017 with respect to the consolidated financial statements of Cellect Biotechnology Ltd (formerly: Cellect Biomed Ltd.) included in its report on Form 20-F, filed with the Securities Exchange Commission on March 23, 2017.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 1, 2017	A Member of Ernst & Young Global